Exhibit 10.11

AMENDMENT TO URCELAY EMPLOYMENT AGREEMENT

October 14, 2014

BY HAND DELIVERY
Antonio Urcelay

Dear Antonio:

The following shall serve as an amendment (this “Amendment”) to your current employment agreement with Toys “R” Us, Inc., Branch in Spain (the “Company”), dated March 3, 2014 (the “Employment Agreement”). Each capitalized term not otherwise defined herein shall have the meaning ascribed to such term in your Employment Agreement.

•	Term of Employment; Notice of Resignation

The Initial Term will expire on October 31, 2015 as set forth in the Employment Agreement. Following the Initial Term, the Company and you may mutually agree to extend the term of your employment for an additional one (1) year period on terms to be mutually agreed. You hereby agree that you may resign at any time prior to such date with no less than thirty (30) days advance written notice to the board of directors (the “Board”) of Toys “R” Us, Inc. (“TRUS”).

•	Special Transition Bonus

The Special Transition Bonus that you were granted on March 11, 2013 in the amount of €1,164,000 shall vest according to the terms and conditions detailed in the Special Transition Bonus Agreement, dated March 11, 2013 (the “Special Transition Bonus”).

•	2014 Retention Bonus

Subject to your continued employment with the Company through October 31, 2015, you will be entitled to receive a retention bonus equal to $2,000,000 (the “Retention Bonus”) to be paid in a single lump sum. Notwithstanding the immediately preceding sentence, if your employment with the Company is terminated by the Company without Cause, due to your death or Disability or due to your resignation for Good Reason, in each case prior to October 31, 2015, you (or your estate, if applicable) will also receive the Retention Bonus. If you are required to step down as the Chief Executive Officer (“CEO”) of the Company (other than in connection with a termination for Cause) prior to October 31, 2015 and commence a Transition Period (as defined below), you shall be paid the Retention Bonus not later than thirty (30) days following the date on which the interim release agreement, attached hereto as Addendum A (the “Interim Release Agreement”) becomes effective. In all other events, the payment of your Retention Bonus is subject to your (or your estate’s, if applicable) execution and non-revocation of the Separation and Release Agreement substantially in the form attached to the Employment Agreement as Addendum C (the “Release Agreement”) and will be made no later than thirty (30) days following the date on which the Release Agreement becomes effective. For the avoidance of doubt, the Release Agreement shall be effective following the expiration of any applicable revocation period (without you revoking such Release Agreement) following your execution of the Release Agreement and irrespective of whether the Release Agreement is ever signed by the Company.

For the avoidance of doubt, the paragraph titled “Tax Equalization and Tax Preparation” on page 7 of the Employment Agreement is not amended and remains in full force and effect in accordance with its terms, as does Addendum A (Non-Competition and Post-Contractual

Obligations) to your Employment Agreement, as such Addendum A is modified by Addendum B attached to this Amendment, which you agree to execute in conjunction with this Amendment.

•	Third Quarter 2015 Performance Bonus

Subject to your continued employment through October 31, 2015, you shall be eligible to earn a performance bonus equal to $1,000,000 if TRUS’s consolidated adjusted EBITDA for the twelve (12) month period ending on the last day of TRUS’s third quarter of fiscal year 2015 exceeds the targeted level of consolidated adjusted EBITDA established by the Executive Committee of the Board and separately communicated to you on the date hereof (the “Special Performance Bonus”). Notwithstanding the immediately preceding sentence, if your employment with the Company is terminated by the Company without Cause, due to your death or Disability or your resignation for Good Reason, in each case prior to October 31, 2015, you (or your estate, if applicable) will remain eligible to earn the Special Performance Bonus. If earned, the Special Performance Bonus will be paid in a single lump sum within forty-five (45) days following the completion of such fiscal quarter; provided, that you (or your estate, if applicable) have (or has) executed and not revoked either the Interim Release Agreement if your employment with the Company will be continuing or, in all other cases, the Release Agreement prior to the payment date. For purposes of the Special Performance Bonus, “EBITDA” shall mean the consolidated adjusted EBITDA that TRUS discloses in its public filings calculated in a manner that is consistent with how consolidated adjusted EBITDA was disclosed in the Form 10-K for TRUS’s 2013 fiscal year but subject to further adjustment as determined to be appropriate by the Board consistent with past practice.

•	Restricted Stock Unit Exchange

On November 5, 2013, you received a grant of 363,700 restricted stock units that vest over time.

You hereby agree to forfeit any and all rights you may have with respect to all 363,700 unvested restricted stock units in exchange for a grant of options to purchase 363,700 shares of TRUS common stock with a per share strike price of $8.00. The grant date of the new options will occur by no later than October 31, 2014. The new options will be granted under the TRUS 2010 Incentive Plan (the “2010 Plan”) and will have such terms and conditions as set forth in the award certificate.

The vesting schedule of the new options will be as follows, subject to your continued employment on each such date:

181,850     shares        October 31, 2014
45,462 shares        January 31, 2015
45,462 shares        April 30, 2015
45,462 shares        July 31, 2015
45,464 shares        October 31, 2015

The options will vest in full if your employment is terminated due to your death or Disability (as defined in the 2010 Plan), but no additional vesting will occur if such termination is due to your retirement.

Note that you will not be entitled to cashless exercise of the new options unless the Executive Committee of the Board gives you prior written approval. If TRUS declares an extraordinary dividend, the new options will be subject to equitable adjustment pursuant to the 2010 Plan in the same manner as options are adjusted for other employees of TRUS and its affiliates. With respect to each new option that is outstanding and unexercised on the declaration date, if TRUS declares a cash dividend for which an adjustment is not required under the 2010 Plan, you will be entitled to receive a cash payment equal to the per share amount of such dividend on the same date that the dividend is paid to TRUS’s shareholders if, and only to the extent that, other employees of TRUS are entitled to receive such a payment.

•	Stock Option Exchange

On October 10, 2014, you submitted an election to participate in the 2014 Stock Option Exchange Program (the “Option Exchange”) in order to exchange the 181,877 “underwater” stock options that you held on such date for the same number of new stock options with a strike price of $8.00 per share, subject to all of the terms and conditions of the Option Exchange.

•	Put Rights on Shares Acquired Pursuant to RSUs and Options

On May 24, 2013, you received a grant of 17,720 restricted stock units under the 2010 Plan and you currently hold a total of 6,425 vested original investment shares that were granted to you under the TRUS Amended and Restated 2005 Management Equity Plan (the “MEP”). By executing this Amendment, you hereby agree that any rights you have to require TRUS to repurchase any shares of TRUS stock that you hold (i.e., a “put right”) will be subject to the prior written approval of the Board, including, without limitation, any put rights you have (i) under your Employment Agreement with respect to your restricted stock units, and (ii) under Article 10 of the MEP with respect to your original investment shares. Notwithstanding the foregoing, you will be permitted to (1) exercise put rights if the Board allows other current executive-level employees of TRUS to do so and (2) participate in a share repurchase program if the Board implements such a program and permits other current executive-level employees of TRUS to participate therein, in each case on the same terms and conditions as offered to such executive-level employees. Addendum C of this Amendment sets forth a schedule of your current equity in TRUS (including all options and restricted stock units).

•	Transition Services

If the Board requires you to step down as the CEO prior to October 31, 2015 (the “Transition Period”) because a new chief executive officer is appointed, this event will not be a breach of the Employment Agreement, as amended herein. In the event you are required to step down as CEO during the Transition Period:

1.	you will remain an employee of the Company through October 31, 2015;

2.
you will continue to receive your “Annual Base Pay” as set forth on page 2 of the Employment Agreement and your “Other Benefits” (including, without limitation, the “Pension Payments” as set forth on page 7 of the Employment Agreement during such Transition Period; provided, that your last installment of Annual Base Pay will conditioned upon your execution and non-revocation of the Release Agreement;

3.
you will not be entitled to receive the “Severance Compensation,” “Continued Benefits” and “Pension Payments” on pages 6 and 7 of your Employment Agreement (as the Retention Bonus is in lieu thereof) unless the Company terminates your employment without Cause or you resign for Good Reason in accordance with the terms of your Employment Agreement prior to the expiration of the Transition Period;

4.
your outstanding equity awards will continue to vest in accordance with their terms during the Transition Period and you will remain entitled to receive any accelerated vesting upon a qualifying termination of employment as may be provided pursuant to the terms of such awards;

5.	you will remain eligible to earn the bonus described in the paragraph titled “Annual Bonus” on page 2 of your Employment Agreement;

6.
you will be placed on “garden leave” (such that you will remain an employee and continue to receive all applicable compensation and benefits but will not be assigned any duties and will not come into the office, in either case unless requested by the Board in connection with your provision of the transition and advisory services described below);

7.
upon reasonable notice from the Board, you shall provide transition and advisory services as may be requested by the Board from time to time on an as-needed basis at no additional compensation payable to you, which services may require you to attend meetings at TRUS’s offices if requested by the Board (the Company will reimburse you for any expenses, including travel expenses, that you may be required to incur in providing such services, each case in accordance with TRUS policy on expense reimbursements); and

8.
you will remain eligible to earn the Retention Bonus and the Special Performance Bonus in accordance with the terms and conditions, including the payment times, as set forth in the applicable paragraphs above, and if not previously paid, the Special Transition Bonus in accordance with the terms of the agreement dated March 11, 2013.

If your employment terminates (a) due to your resignation on not less than thirty (30) days’ prior written notice on October 31, 2015 or (b) the Company requires you to step down as CEO prior to the end of a fiscal year, your annual bonus, if any, for such fiscal year will be (i) prorated based on the number of days you are employed during the fiscal year, (ii) calculated based on the actual performance (not at target) of TRUS for such year against the applicable performance metrics, and (iii) paid when bonuses are paid to other executives of TRUS in respect of such fiscal year. For the avoidance of doubt, the percentage at which the portion of your bonus that is based on individual performance may be earned shall not be less than the percentage at which the portion of the bonus that is based on TRUS’s financial performance is earned.
In addition and for the avoidance of doubt, the Company hereby acknowledges and agrees that if you are required to step down as CEO and you do not resign your employment without Good Reason prior to the expiration of the Transition Period, this will not be an event requiring you to repay the Offer Acceptance Bonus under your Employment Agreement.

•	Currency and Withholding

All amounts payable hereunder are denominated in US dollars and will be paid by the Company in Spain in Euros at the rate of exchange in effect on the date the payment is due as published in The Wall Street Journal. In addition, the Company may withhold from any amounts payable under this Amendment such relevant tax and employment withholdings as may be required to be withheld pursuant to any applicable law or regulation.

•	Ratification

All other provisions of your Employment Agreement remain unchanged and are hereby ratified by you and the Company.

[Signature Page Follows]

Sincerely,

/s/ Robert Zarra____________________
Robert Zarra
Vice President – International Controller

Acknowledged and Agreed:

/s/ Antonio Urcelay____________________
Antonio Urcelay
Chief Executive Officer

ADDENDUM A

INTERIM RELEASE AGREEMENT

This Release Agreement (“Agreement”) is entered into as of this ___ day of __________________________, 20__, between TOYS “R” US, INC., Branch in Spain (“Sucursal en España”) and its subsidiaries, including but not limited to, TOYS “R” US – DELAWARE, INC. and TOYS R US IBERIA, S.A., and any successor thereto (collectively, the “Company”) and ___________ (the “Executive”).
The Executive and the Company agree as follows:
1.    On ____________, the Executive agreed to step down as Chief Executive Officer of the Company; provided, that the Executive shall remain an active employee of the Company through October 31, 2015 (the “Termination Date”).
2.    In accordance with the amendment to the Executive’s employment agreement, dated March 3, 2014 (the “Employment Agreement”), which amendment is dated October 13, 2014, (the “Employment Agreement Amendment”), the Executive is entitled to receive certain payments and benefits thereunder.
3.    In consideration of the above, the sufficiency of which the Executive hereby acknowledges, the Executive, on behalf of the Executive and the Executive’s heirs, executors and assigns, hereby releases and forever discharges the Company, its parent entity, subsidiaries and/or any related companies and all of each of their members, parents, affiliates, subsidiaries, divisions, any and all current and former directors, officers, employees, agents, and contractors of all of the foregoing companies, and affiliates and their heirs and assigns, and any and all employee pension benefit or welfare benefit plans of the Company or its affiliates, including current and former trustees and administrators of such employee pension benefit and welfare benefit plans, from all claims, charges, or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Agreement, including, without limitation, any claims the Executive may have arising from or relating to the Executive’s employment up to the date that Executive signs this Release Agreement with the Company and its parent, subsidiaries and affiliates, as applicable, including a release of any rights or claims the Executive may have under Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991 (which prohibit discrimination in employment based upon race, color, sex, religion, and national origin); the Americans with Disabilities Act of 1990, as amended, and the Rehabilitation Act of 1973 (which prohibit discrimination based upon disability); the Family and Medical Leave Act of 1993 (which prohibits discrimination based on requesting or taking a family or medical leave); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based upon race); Section 1985(3) of the Civil Rights Act of 1871 (which prohibits conspiracies to discriminate); the Employee Retirement Income Security Act of 1974, as amended (which prohibits discrimination with regard to benefits); any other federal, state or local laws against discrimination; or any other federal, state, or local statute, or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by the Executive of any claims for wrongful discharge, breach of contract, torts or any other claims in any way related to the Executive’s employment with the Company and its subsidiaries and affiliates, as applicable. This release also includes a release of any claims for age discrimination under the Age Discrimination in Employment Act, as amended (“ADEA”) or any other federal, state or local statute or common law in this sense that may be applicable. The ADEA requires that the Executive be advised to consult with an attorney before the Executive waives any claim under ADEA. In addition, the ADEA provides the Executive with at least 21 days to decide whether to waive claims under ADEA and seven days after the Executive signs the Agreement to revoke that waiver. This release does not release (i) the Company from any obligations due to the Executive under the Employment Agreement, the Employment Agreement Amendment or under this Agreement, (ii) any rights Executive has to indemnification by the Company and (iii) any vested rights Executive has under the Company’s employee pension benefit, welfare benefit plans and equity plans of the Company’s parent entity.
4.    This Agreement is not an admission by either the Executive or the Company of any wrongdoing or liability.
5.    The Executive agrees and allows the Company to deduct any amount due at the time this Agreement becomes effective, from the amounts that should be paid by the Company to him, if any.
6.    This Agreement represents the complete agreement between the Executive and the Company concerning the subject matter in this Agreement and supersedes all prior agreements or understandings, written or oral. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
7.    Each of the sections contained in this Agreement shall be enforceable independently of every other section in this Agreement, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Agreement.
8.    It is further understood that for a period of 7 days following the execution of this Agreement in duplicate originals, the Executive may revoke this Agreement, and this Agreement shall not become effective or enforceable until the revocation period has expired. No revocation of this Agreement by the Executive shall be effective unless the Company has received within the 7 day revocation period, written notice of any revocation, all monies received by the Executive under this Agreement and the Executive’s Employment Agreement and all originals and copies of this Agreement.
9.    This Agreement has been entered into voluntarily and not as a result of coercion, duress, or undue influence. The Executive acknowledges that the Executive has read and fully understands the terms of this Agreement and has been advised to consult with an attorney before executing this Agreement. Additionally, the Executive acknowledges that the Executive has been afforded the opportunity of at least 21 days to consider this Agreement.
The parties to this Agreement have executed this Agreement as of the day and year first written above.
ANTONIO URCELAY

ADDENDUM B

NON-COMPETITION AND POST-CONTRACTUAL OBLIGATIONS

Non-Competition

During your employment and for a period of twenty-four (24) months following your last date of employment with the Company for any reason (the “Restricted Period”), you will not, without prior written consent of the Company, whether on your own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly:

(A)    engage in any business that directly or indirectly is a “Competitive Business.” A “Competitive Business” means any Person engaged wholly or in part (directly or through one or more subsidiaries) in the retail sale or distribution (including in stores or via mail order, e-commerce, or similar means) of “Competing Products,” if more than one-third (1/3) of such Person's gross sales for the twelve (12) month period preceding such time (or with respect to the period after your termination date, as of such termination date) are generated by engaging in such sale or distribution of Competing Products;

(B)    enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

(C)    acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(D)    interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its affiliates and customers, clients, suppliers, partners, members or investors of the Company or its affiliates.

(E)    Notwithstanding anything to the contrary in this Agreement, you may, directly or indirectly own, solely as a passive investment, securities of any Person engaged in a
Competitive Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market or privately held if you (x) are not a controlling Person of, or a member of a group which controls, such Person and (y) do not, directly or indirectly, own 3% or more of any class of securities of such Person who is publicly traded or privately held.

________________________

[1]
“Competing Products” means, with respect to the Executive at any time, (1) toys and games, (2) video games, computer software for children, and electronic toys or games, (3) juvenile or baby products, apparel, equipment, furniture, or baby related consumables, (4) wheeled goods for children, and (5) any other product or group of related products that represents more than twenty (20) percent of the gross sales of the Company and its affiliates and subsidiaries for the twelve (12) month period preceding such time (or with respect to the period after the Executive’s termination date, as of such termination date).

[2]
Without limiting the foregoing, the term “Competitive Business” shall in any event include Wal-Mart, K-Mart/Sears, Target, Amazon.com, Buy Buy Baby, Mattel, Hasbro, Tesco, Carrefour, Zellers, Ravensburger, King Jouet, Eroski, Famosa, Argos, Asda,  Auchan, Leclerc, La Grande Recre, Karstadt, Real, Kaufhof, Mueller, El Corte Ingles, Loblaws and any of their respective parents, subsidiaries, affiliates or commonly controlled entities.

Non-Solicitation of Employees
In addition, during the Restricted Period, you will not, whether on your own behalf or on behalf of or in conjunction with any Person, directly or indirectly:
(A)     solicit to leave the employment of, or encourage any employee of the Company to leave the employment of the Company; or
(B)     hire any such employee (other than clerical or administrative support personnel) who was employed by the Company as of the date of your termination of employment with the Company or who left the employment of the Company coincident with, or within one year prior to, the termination of your employment with the Company.
Non-Solicitation of Third Parties
During the Restricted Period, you will not, directly or indirectly, solicit to leave the employment of, or encourage to cease to work with, as applicable, the Company any consultant, supplier or service provider then under contract with the Company.

Compensation

As a compensation for the obligations set forth herein, you shall receive:

i.
50% of your Annual Base Pay for each year shall be deemed to constitute special consideration for each year in which the non-competition obligation will be in force. Such compensation shall be paid by the Company in twelve (12) equal monthly installments starting from October 31, 2013 and continuing until October 30, 2014, and in eleven (11) equal monthly installments starting from October 31, 2014 and continuing until September 30, 2015. At your request and for your convenience we have agreed to allocate the 50% of your Annual Base Pay for the second year of the Initial Term over an eleven (11) month period. This amount is part of the Annual Base Pay agreed with you in your Employment Agreement, dated March 3, 2014, and will appear in your salary slip as "non-competition compensation".

ii.
If your employment terminates prior to October 31, 2015 for any reason that does not trigger payment of Severance Compensation under your March 3, 2014 Employment Agreement or payment of the Retention Bonus under the October 10, 2014 Amendment to your Employment Agreement, as applicable, you will not receive the remaining amount as compensation for the non-competition obligation of up to the twenty-four (24) months. At the same time, the non-competition obligation will only be enforceable for the number of months you were paid the non-competition compensation when terminated.

iii.
If your employment contract is terminated prior to October 31, 2015, and results in the Company’s payment of Severance Compensation under your March 3, 2014 Employment Agreement or payment of the Retention Bonus under the October 10, 2014 Amendment to your Employment Agreement, as applicable, the non-competition obligation will be enforceable for twenty-four (24) months. In this case, you acknowledge that the Company’s payment of Severance Compensation or the Retention Bonus, as applicable, significantly exceeds any amounts due to you as statutory severance and such additional amounts are provided to you to ensure that you comply with this non-competition agreement for the entire twenty-four month period post termination.

iv.
The relevant tax withholdings and Social Security deductions shall be applied to said amount, and shall not be taken into account when determining the daily gross salary to calculate potential severance compensations.

The parties acknowledge that the provisions of the non-competition Covenant are reasonable and necessary for the protection of the Company and its subsidiaries. The parties also acknowledge that the compensation stated above is appropriate taking into account the limited scope of the industry stated in the clause. In addition, you further acknowledge that the Company and its parent, affiliates and/or subsidiaries will be irreparably harmed if such covenants are not specifically enforced.  Accordingly, should you default the obligation to refrain from competition, you shall reimburse the Company any compensation paid hereby. In addition, the Company shall be able to claim for damages, pursuant to Article 1124 of the Civil Code.

I received the original and I agree with its contents
Signed by Antonio Urcelay

_______________________________        Date: ________________
Antonio Urcelay

Acknowledged and agreed to by:

Toys “R” Us, Inc., Branch in Spain (“Sucursal en España”)

______________________________
By:
Title:    ______________, Toys “R” Us, Inc., Branch in Spain (“Sucursal en España”)

ADDENDUM C

SUMMARY OF OUTSTANDING EQUITY
As of October 14, 2014*

Grant Type	Grant Date	Number of Shares Subject to Grant	Per Share Exercise Price	Vesting Schedule	Acceleration Events	Expiration Date
Investment Shares		6,425	N/A	Fully vested	N/A	N/A
Restricted Stock Units	5/24/2013	17,720	N/A	50% on 5/24/2015 25% on 5/24/2016 25% on 5/24/2017	Death, Disability, Retirement or Change in Control	N/A
Stock Options	7/21/2005 and exchanged on 10/10/2014	122,841	$8.00	50% fully vested 25% on 10/10/2015 25% on 10/10/2016	Death, Disability, Retirement or Change in Control	10/10/2021
Stock Options	12/23/2013 and exchanged 10/10/2014	59,036	$8.00	25% on 10/10/2015 25% on 10/10/2016 25% on 10/10/2017 25% on 10/10/2018	Death, Disability, Retirement or Change in Control	12/23/2023
Stock Options	10/10/2014	363,700	$8.00	50% on 10/31/2014 12.5% on 1/31/2015 12.5% on 4/30/2015 12.5% on 7/31/2015 12.5% on 10/31/2015	Death, Disability or Change in Control	11/5/2023

*Note that this summary is for informational purposes only and the terms of the equity awards are governed by the TRUS equity plan and award certificate pursuant to which each such award was granted. If there is a conflict between this summary and the applicable plan or award certificate, the applicable plan and award certificate shall govern.

________________________

3     As each such term is defined in the 2010 Plan.